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                                                                   EXHIBIT 10.12


                       PACIFIC SUNWEAR OF CALIFORNIA, INC.
                           INCENTIVE COMPENSATION PLAN

SECTION 1. PURPOSE OF PLAN

     The purpose of the Plan is to promote the success of the Company by providing to participating eligible persons bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code. The Plan provides for payment of incentive compensation and, accordingly, is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly.

SECTION 2. DEFINITIONS AND TERMS

     2.1 ACCOUNTING TERMS. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms herein and in Appendix A hereto are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, as applied and reflected in the consolidated financial statements of the Company, prepared in the ordinary course of business.

     2.2 SPECIFIC TERMS. The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

          "AWARD" means an award, subject to the terms and conditions hereof, under the Plan of a conditional right to receive a Bonus if the applicable Performance Target(s) is satisfied in the relevant Performance Period.

          "AWARD AGREEMENT" means a written agreement evidencing the grant of an award under the Plan.

          "BASE SALARY" means the annualized aggregate base salary of a Participant from the Company and all affiliates of the Company at the time the Participant is granted an Award, exclusive of any commissions or other actual or imputed income from any Company-provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

          "BOARD" means the Board of Directors of the Company.


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          "BONUS" means a cash payment or a payment opportunity in respect of an
          Award under the Plan, as the context requires.

          "BUSINESS CRITERIA" means one or any combination of the criteria set forth on Appendix A hereto.

          "CHANGE IN CONTROL" means any of the following:

               (i) Approval by the stockholders of the Company of the dissolution or liquidation of the Company;

               (ii) Approval by the stockholders of the Company of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities other than Subsidiaries, as a result of which less than 50% of the outstanding voting securities of the resulting or surviving entity are, or are to be, owned by former stockholders of the Company; or

               (iii) Approval by the stockholders of the Company of the sale of substantially all of the Company's business assets to a person or entity which is not a Subsidiary.

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

          "COMMITTEE" means the committee appointed by the Board to administer the Plan in accordance with Section 3.1 and Section 162(m).

          "COMPANY" means Pacific Sunwear of California, Inc. and any successor, whether by merger, ownership of all or substantially all of its assets, or otherwise.

          "DISABILITY" means the complete and permanent disability of the Participant, as defined in Section 22(e)(3) of the Code.

          "ELIGIBLE PERSON" means any salaried employee or officer of the Company.

          "PARTICIPANT" means an Eligible Person selected by the Committee to receive an Award.

          "PERFORMANCE PERIOD" means the fiscal year of the Company or other specific period of time established by the Committee with respect to which the Performance Targets are set by the Committee. A Performance Period shall not exceed 10 years.

          "PERFORMANCE TARGET(S)" means the specific objective goal or goals (which may be cumulative and/or alternative) that are timely set by the Committee for each Participant and set forth in his or her Award Agreement for the Performance Period in respect of any one or more of the Business Criteria.


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          "PLAN" means this Pacific Sunwear of California, Inc. Incentive
          Compensation Plan, as amended from time to time.

          "RETIREMENT" means termination of employment from the Company and its subsidiaries after attainment of age sixty five (65).

          "SECTION 162(m)" means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

          "SHARES" means shares of Common Stock, par value $0.01 per share, of the Company or any securities or property, including rights into which the same may be converted by operation of law or otherwise.

          "SUBSIDIARY" means any corporation or other entity a majority or more of whose outstanding voting stock or voting power is beneficially owned, directly or indirectly, by the Company.

          "TERMINATION FOR CAUSE" or "CAUSE" means that the Eligible Person has been terminated because such Eligible Person (i) materially breached his or her employment agreement with the Company, or in the absence of a written agreement, the material terms of his or her employment, (ii) continually failed to substantially perform his or her duties with the Company (other than a failure resulting from the Employee's incapacity due to physical or mental illness), (iii) willfully engaged in conduct which is materially injurious to the Company, monetarily or otherwise, or (iv) has committed a felony.

SECTION 3. ADMINISTRATION OF THE PLAN

     3.1 THE COMMITTEE. The Plan shall be administered by a Committee, duly authorized by the Board to administer the Plan, which Committee shall consist solely of two or more members of the Board who (i) are not eligible to participate in the Plan and (ii) are "outside directors" within the meaning of Section 162(m).

     3.2 POWERS OF THE COMMITTEE. The Committee shall have the sole authority to select from among the Eligible Persons those individuals who will participate in and receive Awards under the Plan, to determine Performance Periods, to select applicable Business Criteria and establish and administer the Performance Target(s) and, subject to Sections 4 and 5, determine the amount of Bonuses, and the time or times at which and the form and manner in which Bonuses will be paid (which may include elective or mandatory deferral alternatives) and shall otherwise be responsible for the administration of the Plan; subject to the other terms of the Plan. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Award under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto. For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Eligible Persons who are selected as Participants in the Plan for that Performance Period. All actions taken and all interpretations and


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     determinations made by the Committee in respect of the Plan shall be conclusive and binding on all Eligible Persons, Participants, the Company, and all other persons, and shall be given the maximum deference permitted by law.

     3.3 REQUISITE ACTION. A majority of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

     3.4 EXPRESS AUTHORITY (AND LIMITATIONS ON AUTHORITY) TO CHANGE TERMS AND CONDITIONS OF AWARDS; ACCELERATION OR DEFERRAL OF PAYMENT. Without limiting the Committee's authority under other provisions of the Plan, but subject to any express limitations of the Plan and Section 5.8, the Committee shall have the authority to accelerate a Bonus (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate. In the case of any acceleration of a Bonus after the attainment of the applicable Performance Target(s), the amount payable shall be discounted to its present value using an interest rate equal to Moody's Average Corporate Bond Yield for the month preceding the month in which such acceleration occurs. Any deferred payment shall be subject to Section 4.9 and, if applicable, Section 4.10.

     3.5 PROFESSIONAL ASSISTANCE; GOOD FAITH ACTIONS. All expenses and liabilities incurred by the members of the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons, and shall be entitled to rely upon the advice, opinions or valuation of any such persons. No member of the Committee shall be personally liable by reason of any action, determination or interpretation made in good faith by him or on his behalf with respect to the Plan or any Award, and each member of them shall be protected and indemnified by the Company in respect of any such action, determination or interpretation to the full extent permitted by law.

     3.6 AWARD AGREEMENTS. Each Award shall be evidenced by a written Award Agreement, the form of which shall be approved by the Committee, which shall set forth the terms and conditions of that Award. Each Award Agreement shall be signed by a duly authorized officer of the Company and, if required by the Committee, by the recipient of that Award.

SECTION 4. BONUS PROVISIONS.

     4.1 PROVISION FOR BONUS. Each Participant may receive a Bonus if and only if the Performance Target(s) established by the Committee, relative to the applicable Business Criteria, are attained in the applicable Performance Period. The applicable Performance Period and Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan and
     Section 162(m). Notwithstanding the fact that the Performance Target(s) have been attained, the Company may, by express provision in the applicable Award Agreement, reserve the discretion to pay a Bonus of less than the amount


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     determined by the formula or standard established pursuant to Section 4.2 or may pay no Bonus at all.

     4.2 SELECTION OF PERFORMANCE TARGET(S). The specific Performance Target(s) with respect to the Business Criteria must be established by the Committee while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m) and in no event (i) more than 90 days after the commencement of the applicable Performance Period, or (ii) after 25% of the applicable Performance Period has elapsed. At the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, and for any person who may become a Participant after the Performance Target(s) are set, the method of computing the specific amount that will represent the maximum amount of Bonus payable to the Participant if the Performance Target(s) are attained, subject to Sections 4.1, 4.3, 4.7, 5.1 and 5.8.

     4.3 MAXIMUM INDIVIDUAL BONUS. Notwithstanding any other provision hereof, the maximum aggregate Bonus that may be paid pursuant to all Awards granted in any calendar year to any one Eligible Person is $2.5 million. The foregoing limit shall be subject to adjustments consistent with Section 3.4.

     4.4 SELECTION OF PARTICIPANTS. For each Performance Period established by the Committee, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Eligible Persons who will participate in the Plan and receive Awards with respect to that Performance Period.

     4.5 EFFECT OF MID-YEAR COMMENCEMENT OF SERVICE. To the extent compatible with Sections 4.2 and 5.8, if services as an Eligible Person commence after the adoption of the Plan and the Performance Target(s) are established for a Performance Period, the Committee may grant an Award that is proportionately adjusted based on the period of actual service during the Performance Period; the amount of any Bonus paid to such person shall not exceed that proportionate amount of the applicable maximum individual bonus under Section 4.3.

     4.6 ADJUSTMENTS. To preserve the intended incentives and benefits of an Award, the Committee shall (i) adjust Performance Targets or other features of an Award to reflect any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, (ii) calculate Performance Targets without regard for any change in accounting policies or practices affecting the Company and/or the Business Criteria or the Performance Targets, and (iii) adjust Business Criteria and Performance Targets or other features of an Award to reflect the effects of any special charges to the Company's earnings; in each case only to the extent consistent with the requirements of Section 162(m) to qualify such Award as performance-based compensation. By express provision in an Award Agreement, the Committee may (i) override any or all of the foregoing provisions of this Section 4.6 with respect to an Award, and/or (ii) establish such other events or circumstances, consistent


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     with Section 162(m), with respect to which the Committee will make appropriate adjustments to the Award.

     4.7 COMMITTEE DISCRETION TO DETERMINE BONUSES. The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant's Bonus shall be calculated (in accordance with Section 4.2), whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee. To this same extent, the Committee may at any time establish additional conditions and terms of an Award or the payment of Bonuses (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. The Committee may not, however, increase the maximum amount permitted to be paid to any individual under Section 4.2 or 4.3 of the Plan or Award a Bonus under the Plan if the applicable Performance Target(s) have not been satisfied (subject to Section 4.13(iii)).

     4.8 COMMITTEE CERTIFICATION. No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in the Plan or the applicable Award Agreement were in fact satisfied.

     4.9 TIME OF PAYMENT; DEFERRED AMOUNTS. Any Bonuses shall be paid as soon as practicable following the Committee's determinations under this Section 4 and the certification of the Committee's findings under Section 4.8. Payment shall be in cash unless the Committee provides otherwise in the applicable Award Agreement, in which case the Committee may provide for payment in cash or cash equivalent or in such other form of equal value on such payment date (including Shares or share equivalents as contemplated by Section 4.10). All payments shall be subject to applicable withholding requirements and Section 4.10. Notwithstanding the foregoing but subject to Sections 3.4, 4.3, 4.10 and 5.8, the Committee may provide a Participant the opportunity to elect to defer the payment of any Bonus under a nonqualified deferred compensation plan or as contemplated by Section 4.10. In the case of any deferred payment of a Bonus after the attainment of the applicable Performance Target(s), any amount in excess of the amount otherwise payable shall be based on either Moody's Average Corporate Bond Yield over the deferral period or one or more predetermined actual investments (including Shares) such that the amount payable at the later date will be based upon actual returns, including any decrease or increase in the value of the investment(s), unless the alternative deferred payment is otherwise exempt from the limitations under Section 162(m).

     4.10 SHARE PAYOUTS. Any Shares payable under the Plan shall be pursuant to a combined award under the Plan and the Pacific Sunwear of California, Inc. 1992 Stock Award Plan, as amended from time to time (the "1992 Plan"), or another stockholder approved stock incentive or award plan of the Company (any of the foregoing stock plans


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     is referred to herein as a "Stock Plan"). The number of Shares or stock units (or similar deferred award representing a right to receive Shares) awarded in lieu of all or any portion of a cash bonus under the Plan shall be equal to the largest whole number of Shares which have an aggregate fair market value no greater than the amount of cash otherwise payable as of the date such cash payment would have been paid. For this purpose, "fair market value" shall mean the average of the high and low prices of Company common stock on such date. Any stock units (or similar rights) shall thereafter be subject to adjustments as contemplated by the Stock Plan. Dividend equivalent rights as earned may be accrued and payable in additional stock units, cash or Shares or any combination thereof, in the Committee's discretion.

     4.11 FORFEITURE. Unless the Committee expressly provides otherwise in the applicable Award Agreement, a Participant shall forfeit all rights to any Bonus for a Performance Period if: (i) he or she is not employed by the Company on the last day of such Performance Period for reasons other than death, Disability, Retirement, or involuntary termination by the Company (other than for Cause), or (ii) he or she is employed on the last day of the Performance Period but his or her employment is Terminated for Cause prior to the date that the Bonus for such Performance Period is actually paid to such Participant pursuant to Section 4.9 (or credited as a deferral pursuant to such section in lieu of actual payment at that time).

     4.12 DESIGNATED BENEFICIARIES. If a Participant dies prior to receiving any payment due under the Plan, such payment shall be made to his designated beneficiary. A Participant's designated beneficiary shall be the beneficiary designated by the Participant, in a manner determined by the Committee to receive amounts due the Participant in the event of his death. In the absence of an effective designation, a Participant's designated beneficiary shall be deemed to be his or her spouse, or, if he or she has no spouse at the time of his or her death, his or her estate.

     4.13 IMPACT OF CHANGE IN CONTROL. In the event of a Change in Control, the following provisions shall apply:

               (i) To the maximum extent possible, the Plan shall remain in effect for the Performance Period in which the Change in Control occurs, and all Awards for such period shall be calculated and paid in the same manner as described herein.

               (ii) The Board or the Committee may terminate the Plan and outstanding Awards in connection with a Change in Control if the Plan cannot be continued in its present format following such Change in Control because of the nature of such event; provided that each outstanding Award shall be paid in accordance with paragraph (iii) below.

               (iii) Payment for early termination of an outstanding Award shall equal the maximum Bonus that would be paid with respect to such Award if all Performance Targets had been achieved pro rated for the number of days in the Performance Period occurring prior to the Change in Control (or such later date as may be determined by the Board or the Committee) divided by the total number of days in that Performance Period.




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     4.14 RESTRICTED STOCK AWARDS. The 1992 Plan permits the Company to grant
     Restricted Stock Awards (as defined in the 1992 Plan). The Board or the Committee (if authorized by the Board under the terms of the 1992 Plan) may grant to any Eligible Person (if otherwise eligible under the 1992 Plan) a Restricted Stock Award under the 1992 Plan which is also subject to the provisions of the Plan (a "Combined Award"). Any Combined Award: (i) shall be granted under, and shall be subject to the terms and the conditions of, the 1992 Plan, but shall vest upon the attainment of one or more Performance Targets; and (ii) shall not be charged against the limit contained in Section 4.3. The maximum number of Shares which may be subject to Combined Awards granted to any individual Eligible Person in any one calendar year is 615,375 (subject to adjustment under the 1992 Plan), subject to and chargeable against the limits of the 1992 Plan. Shares (and the delivery thereof) with respect to Combined Awards are subject to all of the terms and conditions of the 1992 Plan.

SECTION 5. GENERAL PROVISIONS

     5.1 NO RIGHT TO BONUS OR CONTINUED EMPLOYMENT. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or subsidiary), the Board or the Committee in respect of the Plan or any Award Agreement, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other payment or benefit under the Plan, or any legal right to be continued in the employ of the Company. The Company expressly reserves any and all rights to discharge an Eligible Person or reduce the compensation of any Eligible Person in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that the Performance Target(s) have been attained and/or the individual maximum amounts pursuant to Section 4.2 have been calculated, the Company shall have no obligation to pay any Bonus hereunder nor to pay the maximum amount so calculated or any prorated amount based on service during the period, unless the Committee otherwise expressly provides by written contract or other written commitment. Neither the adoption of the Plan nor any Award Agreement shall constitute a contract between the Company and any Eligible Person or Participant. No Award or Bonus shall be considered as compensation under any employee benefit plan of the Company, except as otherwise determined by the Company. Status as an Eligible Person shall not be construed as an obligation of the Company to grant an Award and the grant of an Award to a Participant with respect to one Performance Period shall not be construed as an obligation of the Company to grant that Participant any subsequent Award.

     5.2 DISCRETION OF COMPANY, BOARD OF DIRECTORS AND COMMITTEE. Any decision made or action taken by the Company or by the Board or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan and any Award shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee shall


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     have any liability for actions taken or omitted under the Plan by the member or any other person.

     5.3 ABSENCE OF LIABILITY. A member of the Board or a member of the Committee or any officer of the Company shall not be liable for any act or inaction hereunder, whether of commission or omission.

     5.4 NO FUNDING OF PLAN. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an "unfunded" plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor.

     5.5 NON-TRANSFERABILITY OF BENEFITS AND INTERESTS. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 5.5 shall not apply to the designation of a beneficiary pursuant to Section 4.12.

     5.6 LAW TO GOVERN. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of California.

     5.7 NON-EXCLUSIVITY. Subject to Section 5.8, the Plan does not limit the authority of the Company, the Board or the Committee, or any subsidiary of the Company to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Performance Target(s) used under the Plan.

     5.8 SECTION 162(m) CONDITIONS; BIFURCATION OF PLAN. It is the intent of the Company that (except with respect to the payment of Awards pursuant to Section 4.13(ii) following a Change in Control) the Plan, Awards, and Bonuses paid hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any Bonus intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).


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     5.9 TAX WITHHOLDING. No later than the date as to which an amount first becomes includible in the gross income of a Participant for federal income tax purposes with respect to any Award, the Company shall withhold or require the withholding from, or the Participant shall pay to the Company or make arrangements satisfactory to the Company regarding the payment of, any federal, state or local taxes of any kind required by law or the Company to be withheld with respect to such amount. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

     5.10 CONFLICTS WITH PLAN. In the event of any inconsistency or conflict between the terms of the Plan, any summary and/or an Award Agreement, the terms of the Plan shall govern.

     5.11 NO GUARANTEE OF TAX CONSEQUENCES. Neither the Company, the Board, the Committee, nor any other officer, employee or agent makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

     5.12 GENDER, TENSE AND HEADINGS. Whenever the context requires such, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the Plan.

SECTION 6. AMENDMENTS, SUSPENSION OR TERMINATION OF PLAN

     The Board or the Committee may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan. Notwithstanding the foregoing, no amendment may be effective without Board and/or stockholder approval if such approval is necessary to comply with the applicable rules of Section 162(m) of the Code.

SECTION 7. EFFECTIVE DATE

     The Plan shall be effective upon the date of its adoption by the Board, subject, however, to the approval of the Company's stockholders at the 1998 annual meeting of stockholders. Any award granted under the Plan prior to the date of such stockholder approval shall be, and hereby is, specifically conditioned upon the receipt of such stockholder approval. Unless the Plan is terminated earlier by the Board or the Committee, no Plan awards shall be granted after January 31, 2003.


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                                   APPENDIX A

                                BUSINESS CRITERIA

     The Business Criteria shall mean any one or a combination of the following, in each case Subject to Section 2.1 of the Plan. The Business Criteria may be established with respect to the Company or any applicable subsidiary, division, segment, or unit.

     EBIT. "EBIT" means Net Income before interest expense and taxes.

     EBITDA. "EBITDA" means Net Income before interest expense, taxes, depreciation and amortization.

     EPS. "EPS" means Net Income divided by the weighted average number of common shares outstanding. Unless otherwise provided by the Committee in the related Award Agreement, common shares outstanding shall be adjusted to include the dilutive effect of stock options, restricted stock and other dilutive financial instruments.

     EXPENSE REDUCTION. "Expense Reduction" means reduction in actual expense or an improvement in the expense to Net Sales ratio compared to a target or prior year actual expense to Sales ratio.

     DEBT TO EBITDA. "Debt to EBITDA" means the ratio of debt to EBITDA.

     INTEREST COVERAGE. "Interest Coverage" means the ratio of EBITDA to interest expense.

     INVENTORY TURNS. "Inventory Turns" means the ratio of total cost of goods sold on a historical basis to average net inventory.

     NET INCOME. "Net Income" means the difference between total Net Sales and total costs and expenses, including income taxes.

     NET SALES. "Net Sales" means net sales.

     OPERATING CASH FLOW. "Operating Cash Flow" means the net cash provided by operating activities less net cash used by operations and investing activities as shown on the statement of cash flows.

     PRE-TAX MARGIN. "Pre-Tax Margin" means the ratio of earnings before income taxes to Net Sales.

     RETURN ON ASSETS. "Return on Assets" means the ratio of Net Income to total average assets including goodwill.

     RETURN ON CAPITAL. "Return on Capital" means the ratio of Net Income to average total capital. Total capital includes working capital, and other long term assets such as PP&E, goodwill and intangibles, and leased assets. Unless otherwise provided by the Committee in the related Award Agreement, cash, deferred tax assets and debt shall not be included in capital for calculation purposes.


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     RETURN ON EQUITY. "Return on Equity" means Net Income divided by average total equity.

     STOCK PRICE APPRECIATION. "Stock Price Appreciation" means an increase, or an average annualized increase, in the stock price or market value of the Common Stock of the Company after the date of grant of an Award or above a specified price.

     WORKING CAPITAL IMPROVEMENT. "Working Capital Improvement" means the net change in current assets less current liabilities over the applicable period or the reduction in the current ratio (current assets divided by current liabilities), excluding changes in cash and cash equivalents, and current and deferred income taxes.


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